Exhibit 10.1
PROMISSORY NOTE
THIS PROMISSORY NOTE is made as of the 11th day of July, 2008 by Ivanhoe Energy Inc. (“Ivanhoe”), a company duly incorporated under the laws of the Yukon Territory, in favour of Talisman Energy Canada, an Alberta general partnership (“Talisman”).
FOR VALUE RECEIVED, Ivanhoe hereby acknowledges itself indebted to Talisman and promises to pay to Talisman, its successors and permitted assigns, the principal amount of TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($12,500,000) (the “Principal Amount”) on December 31, 2008 (the “Maturity Date”), provided that upon the occurrence of an Event of Default (as such term is defined in the Fixed and Floating Charge Debenture (the “Debenture”) of even date granted by Ivanhoe to Talisman) the Principal Amount and any interest accrued thereon shall be payable on demand in accordance with Article 9 of the Debenture and in the manner provided for herein.
All references in this Promissory Note to $ or dollars means lawful currency of Canada.
Ivanhoe hereby promises to pay to Talisman interest on the unpaid portion of the Principal Amount at the Prime Rate plus two per cent (2%) per annum, calculated daily and not compounded, such interest to be payable on the earlier of the Maturity Date or upon demand in accordance with this Promissory Note; and if Ivanhoe should at any time default in the payment of any Principal Amount or any interest thereon, Ivanhoe shall pay interest on the amount in default both before and after demand, default and/or judgment at the Prime Rate plus two per cent (2%) per annum, calculated and compounded daily until each such amount is paid in full.
All or a portion of any outstanding Principal Amount and any and all interest earned thereon, may be prepaid at any time without notice, bonus or penalty.
For purposes of this Promissory Note, “Prime Rate” means the rate of interest expressed as a rate per annum that the main branch of Royal Bank of Canada uses as a reference rate for calculating interest on dollar denominated commercial demand loans made by such bank in Canada and that it refers to as its “prime rate”. The interest rate payable hereunder shall vary automatically without notice to any interested party hereto whenever there is a variation in such rate.
This Promissory Note and all rights hereunder are not transferable by the holder thereof except with the written consent of Ivanhoe, which consent shall not be unreasonably withheld, provided that this Promissory Note and all rights hereunder may be assigned to Talisman Energy Inc. or any of its direct or indirect wholly owned subsidiaries.
This Promissory Note shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.
In the event that any day on which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before 5:00 p.m. (Calgary Time) on the next succeeding day that is a Business Day. For purposes of this Promissory Note, a “Business Day” is a day on which Canadian chartered banks are open for banking business in the City of Calgary.

The payment of Principal and any interest accrued thereon shall be made by bank wire pursuant to wire transfer instructions provided by Talisman, unless Ivanhoe is otherwise notified by Talisman.
Ivanhoe hereby waives grace, demand, presentment for payment, notice of dishonour or default, protest and diligence in collecting.
Each of the provisions contained in this Promissory Note is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.
IN WITNESS WHEREOF Ivanhoe makes and delivers this Promissory Note as of the date first above written.
IVANHOE ENERGY INC.
Per:  /s/ “Ian S. Barnett”
Authorized Signatory